Exhibit 4(k)

Amendment No. 2 to the Sub-Advisory Agreement

This Amendment dated as of _________________, 2011 is entered into by and between BlackRock Advisors, LLC, a Delaware limited liability company (the “Adviser”), and BlackRock Financial Management, Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser have entered into a Sub-Advisory Agreement dated as of January 30, 2008 (the “Sub-Advisory Agreement”) pursuant to which the Adviser appointed the Sub-Adviser to act as sub-adviser with respect to BlackRock Income Builder Portfolio (formerly, the BlackRock Income Portfolio) (the “Portfolio”), a series of BlackRock Funds II (the “Fund”); and

WHEREAS, the Sub-Advisory Agreement provides that the Adviser will pay to the Sub-Adviser a fee, computed daily and payable monthly, as agreed to from time to time by the Adviser and the Sub-Adviser, which fee shall not exceed the annual rates set forth on Appendix A attached thereto; and

WHEREAS, the Sub-Advisory Agreement provides that the Sub-Advisory Agreement may be amended, subject to the Investment Company Act of 1940, by the parties to the Sub-Advisory Agreement only by an instrument in writing signed by the party against which enforcement of the amendment is sought; and

WHEREAS, the Board of Trustees of the Fund, including a majority of those Trustees who are not interested persons, specifically approved this amendment;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      Appendix A of the Sub-Advisory Agreement is hereby amended as set forth on the Appendix A attached hereto with respect to the Portfolio.

2.      Except as otherwise set forth herein, the terms and conditions of the Sub-Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Sub-Advisory Agreement to be executed by their officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:________________________

Name:

Title:

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:________________________

Name:

Title:

Appendix A

Pursuant to Section 7 of the Sub-Advisory Agreement, for that portion of the BlackRock Income Builder Portfolio (formerly, the BlackRock Income Portfolio) for which the Sub-Adviser acts as sub-adviser, the Adviser shall pay a fee to the Sub-Adviser equal to forty-six percent (46%) of the advisory fee received by the Adviser from the Portfolio, net of expense waivers and reimbursements, and distribution and sales support activities, and administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Adviser.